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                                                                   EXHIBIT 99.1

                                                                   News Release
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      [LOGO]                  United Bankshares, Inc.


For Immediate Release                  Contact: Steven E. Wilson (304) 424-8704
October 19, 2000


             United Bankshares, Inc. Announces Record Earnings for
                  Third Quarter and First Nine Months of 2000

     United Bankshares, Inc. (NASDAQ: UBSI), today reported record third quarter earnings for 2000, which follows record first and second quarter earnings. Earnings per share for the third quarter increased 7% from 41(cents) in 1999 to 44(cents) in 2000 to reach a record $18.6 million net profit compared to $17.7 million in 1999. Record earnings for the first three quarters of 2000 of $1.29 a share or $54.7 million grew 8% over the first three quarters of 1999 earnings of $1.20 per share or $52.7 million. Cash earnings per share were 45(cents) and $1.33 for the third quarter and first nine months of 2000, respectively.

     United's key performance ratios remain strong. Third quarter 2000 annualized returns on average assets and average equity were 1.50% and 18.01%, respectively. For the first nine months ended September 30, 2000, United achieved an annualized return on average assets of 1.48% and an annualized return on average equity of 18.08%. On a cash basis, the annualized return on average tangible assets was 1.55% and 1.53% for the third quarter and first nine months of 2000, respectively, while the annualized return on average tangible equity was 20.59% and 20.75%, respectively for the same time periods in 2000. These key financial performance ratios are indicative of United's earnings strength. United continues to be one of the best performing regional banking companies in the nation.

     The third quarter dividend was 21(cents) per share. It is expected that 2000 will represent twenty-seven consecutive years of dividend increases for United shareholders.

     Tax-equivalent interest income increased $4.4 million or 5% in the third quarter of 2000 and $22.0 million or 8% for the first nine months of 2000 when compared to the same periods of 1999. Tax-equivalent net interest income remained relatively flat for the third quarter of 2000 and first nine months of 2000 when compared to the same periods of 1999 as increased deposit and funding costs resulting from six Federal Funds rate increases since mid 1999 have offset the


                       [LOGO] UNITED
                              BANKSHARES, INC.

                   THE CHALLENGES TO BE THE BEST NEVER ENDS
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United Bankshares, Inc. Announces...
October 19, 2000
Page Two


growth in interest income. United's tax-equivalent net interest margin was 4.04% and 4.13% for the third quarter and first nine months of 2000, respectively, compared to 3.99% and 4.16% for the same time periods in 1999. The increase in the margin percentage for the quarter-to-quarter comparison reflected a changing earning asset mix from investment securities to higher yielding loans.

     United's asset quality remained stable for the quarter and has improved significantly since year end. Nonperforming loans were $16.7 million at September 30, 2000 as compared to $17.1 million at June 30, 2000 and $20.7 million at December 31, 1999. Nonperforming loans represented 0.34% of total assets at the end of the first nine months of 2000, as compared to 0.41% for United at year end 1999. Loans past due 90 days or more and nonaccrual loans decreased $1.7 million and $2.3 million, respectively during the first nine months of 2000. Total nonperforming assets of $18.2 million, including OREO of $1.5 million, represented 0.37% of total assets at September 30, 2000 as compared to 0.49% at December 31, 1999.

     For the quarters ended September 30, 2000 and 1999, the provision for loan losses was $4.4 million and $2.3 million, respectively, while the provision for the first nine months was $10.8 million for 2000 as compared to $4.8 million for 1999. Total net charge-offs were $4.3 million in the third quarter of 2000 and $3.0 million during the same time period in 1999. Net charge-offs were $11.0 million for the first nine months of 2000 as compared to net charge-offs of $4.3 million for the first nine months of 1999. The increases in provision and net charge-offs were primarily attributed to the addition to the loan portfolio as of October 1, 1999 of approximately $230 million of junior-lien mortgage loans previously classified as securities held for sale. Such increased provision and charge-offs were offset by increased interest income recognized on the reclassed loans. At September 30, 2000, the balance of these junior-lien mortgage loans approximated $185 million. As of September 30, 2000, the allowance for loan losses was $39.4 million or 1.25% of net loans.

     Noninterest income increased 4% for the third quarter of 2000 when compared to the third quarter of 1999 while remaining relatively flat in the year-to-year comparison. These results were achieved despite the depressed mortgage lending business caused by rising interest rates and a slowing economy. Mortgage loan origination activity fell 19% or $187.0 million for the first nine months of 2000 as compared to the same period in 1999. Fewer originations resulted in a decline of loan sales in the secondary market of 32% or $371.2 million during the first nine months of 2000 in comparison to the same time period in 1999. Excluding income from mortgage banking operations and gains on the sale of investment securities, noninterest income increased 11% and 16% for the third quarter and first nine months of 2000, respectively over last years' results primarily due to a combination of increased revenues from the trust department and the deposit services area. Trust fees increased 26% and 30% in the third quarter and first nine
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United Bankshares, Inc. Announces...
October 19, 2000
Page Three


months of 2000, respectively, compared to the prior year's third quarter and year-to-date results. Deposit charges increased 6% for the quarter compared to the prior year's third quarter and rose 13% in the year-to-year comparison.

     Noninterest expense decreased $3.9 million or 13% and $6.6 million or 8% for the quarter and nine months ended September 30, 2000, as compared to the same periods in 1999. Total salaries and benefits decreased by 18% or $2.8 million and 12% or $5.5 million for the third quarter and first nine months of 2000, respectively when compared to the same periods of 1999. The decline was due mainly to lower sales activity in the mortgage banking segment as compensation and incentives for its personnel are significantly tied to activity levels. The efficiency ratio was a low 41.37% and 43.41% for the third quarter and first nine months of 2000, respectively. This ratio compares very favorably to regional and national peer group banking companies.

     Total assets have declined $118.7 million or 2% since year end as United continues to restructure its balance sheet. Total loans, including loans held for sale, have remained relatively flat growing only $74.1 million or 2%. Total deposits have also remained relatively stable, increasing $52.2 million or 2% since year end. United's total borrowed funds have decreased $181.0 million or 13% for the year. United repaid these borrowings to restructure the balance sheet to better manage interest rate risk. Shareholders' equity was $421.6 million resulting in a book value per share of $10.08. United is categorized as well capitalized based on the risk-based capital ratio, considerably exceeding the regulatory minimum requirement. All these measures provide evidence that United's financial position is strong.

     United Bankshares, with $5 billion in assets, has 77 full-service offices in West Virginia, Virginia, Maryland, Ohio, and Washington, D.C. United Bankshares stock is traded on the NASDAQ (National Association of Securities Dealers Quotation System) National Market System under the quotation symbol "UBSI".





This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology and evolving banking industry standards.